UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2005 (May 23, 2005)

LUMINEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30109	74-2747608

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12212 Technology Boulevard, Austin, Texas	78727

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 219-8020

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Luminex Corporation (the “Company”) announced in a press release dated May 23, 2005 that it had entered into an Employment Agreement, effective as of May 23, 2005 (the “Employment Agreement”), with Russell S. Bradley. A copy of the press release is attached hereto as Exhibit 99.1. The description of the Employment Agreement under Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Company announced in a press release dated May 23, 2005 that, effective May 23, 2005, Russell S. Bradley, age 41, will join the Company as its Vice President, Business Development and Strategic Planning, reporting directly to Patrick J. Balthrop, the Company’s Chief Executive Officer and President. Prior to joining the Company, Mr. Bradley held a number of sales, marketing and other positions over a 17 year career with Beckman Coulter, Inc., a manufacturer of biomedical testing instrument systems, tests and supplies. He served most recently as Director of Beckman Coulter CARES Initiative and previously as Director of Market and Commercial Development for Beckman Coulter. Mr. Bradley has a Bachelor of Science degree in Immunology and Biochemistry from Monash University, Victoria, Australia.

Mr. Bradley’s Employment Agreement has an initial term of one year, and automatically renews for successive one year terms thereafter unless either party provides a notice of non-renewal at least sixty days prior to the end of the initial term or any renewal term thereafter. Pursuant to the Employment Agreement, Mr. Bradley shall be paid an annual salary of $185,000. Mr. Bradley shall be eligible to receive a cash bonus each year in an amount up to 40% of his then-current base salary (or such other amount as may otherwise be determined by the Company’s Board of Directors), subject to the performance criteria established annually by the Company’s Board of Directors, provided that Mr. Bradley shall be eligible to receive a bonus for his performance for the remainder of 2005 of up to 60% of his base salary (pro rated based on time served during 2005). Mr. Bradley shall also receive a signing bonus of $14,578 and certain other perquisites, including reimbursement of certain transitional expenses, and shall be eligible to participate in the benefit and deferred compensation plans of the Company generally available to executive officers of the Company. In addition, should Mr. Bradley be terminated by the Company without cause or following a change in control, or should Mr. Bradley resign under certain circumstances, he would be entitled to certain severance pay and other benefits as described in the Employment Agreement. The Employment Agreement contains certain confidentiality, non-competition, non-solicitation and assignment of inventions provisions.

The Company also agreed to grant Mr. Bradley 40,000 restricted shares of the Company’s common stock pursuant to the Company’s 2000 Long-Term Incentive Plan in connection with his hiring. The restrictions on this award lapse 20% per year over five years from the date of grant. Upon a change in control, as defined in the Employment Agreement, all unvested restricted shares or options or held by Mr. Bradley will immediately become vested and exercisable, as applicable.

The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement.

The Company also announced in the press release dated May 23, 2005 that two existing executives would be assuming new offices and responsibilities. Gregory J. Gosch, formerly Vice President, Marketing, has been named Vice President, Marketing and Sales and will assume responsibility for sales in addition to his current marketing responsibilities. Randel S. Marfin, formerly Vice President, Sales and Business

Development, has been named to the new position of Vice President, Luminex Bioscience Group, and will assume responsibility for the development of additional assay and content applications for partners and laboratory customers utilizing the Company’s instrument platform. There was no additional compensation or other benefits paid in connection with these appointments.

Item 9.01. Financial Statements and Exhibits.

Exhibits

10.1	Employment Agreement of Russell S. Bradley dated as of May 23, 2005
99.1	Press Release dated May 23, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMINEX CORPORATION
Date: May 25, 2005	By:	/s/ Harriss T. Currie
Harriss T. Currie
Chief Financial Officer